Exhibit 10.1

VIGIL NEUROSCIENCE, INC.

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(As Adopted: June 5, 2024)

The purpose of this Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of Vigil Neuroscience, Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”), and to align the interests of the Outside Directors with those of our stockholders. As of the date of adoption and in furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, prorated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chair:	$30,000

Additional Annual Retainers for Committee Chairs and Committee Membership:

Audit Committee Chair:	$15,000

Audit Committee member:	$7,500

Compensation Committee Chair:	$10,000

Compensation Committee member:	$5,000

Nominating and Corporate Governance Committee Chair:	$8,000

Nominating and Corporate Governance Committee member:	$4,000

Committee chair and member retainers are in addition to retainers for Non-Executive Chair and membership on the Board of Directors, and when paid in cash are to be paid quarterly in arrears, prorated based on the number of actual days served by the director as Non-Executive Chair, Board Member, Committee Chair or committee member during such calendar quarter. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Notwithstanding the foregoing, each Outside Director may elect to receive the entirety (but not a portion) of the aforementioned cash retainers in the form of an option to acquire common stock of the Company, with an aggregate Value equal to the amount of the cash retainers to be received by such Outside Director (each such stock option award, a “Retainer Award”). Retainer Awards shall be granted annually and shall vest in four equal quarterly installments commencing on the date of grant, provided, however, that all vesting shall cease if the director ceases to have a Service Relationship, as defined in the Company’s 2021 Stock Option and Incentive Plan, as amended from time to time (the “2021 Plan”), unless the Board of Directors determines that the circumstances warrant continuation of vesting. Retainer Awards shall expire ten years from the date of grant and shall have a per share exercise price equal to the Fair Market Value (as defined in the 2021 Plan) of the Company’s common stock on the date of grant. Any such election to receive Retainer Awards in lieu of cash (i) shall be made (x) for any continuing Outside Director, by December 31st of the calendar year preceding the year with respect to any cash compensation is earned and (y) for any new Outside Director, within 30 days of her or his election to the Board, (ii) shall be irrevocable with respect to such calendar year and (iii) shall automatically apply to the cash compensation for each subsequent calendar year unless otherwise revoked prior to the start of such calendar year.

Value: For purposes of this Policy, “Value” means the grant date fair value of the stock option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board Accounting Standards Codification Topic 718.

Equity Retainers

Initial Award: An initial, one-time stock option award (the “Initial Award”) to purchase shares of the Company’s common stock, with a Value of $80,000, to be granted to each new Outside Director upon his or her election to the Board of Directors, which shall vest in equal monthly installments over three years from the date of grant, provided, however, that all vesting shall cease if the director ceases to have a Service Relationship, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Initial Awards shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company (the “Annual Meeting”), each continuing Outside Director, other than a director who was granted an Initial Award on or after January 1 in the calendar year of such Annual Meeting, will receive an annual stock option award (the “Annual Award”) to purchase shares of the Company’s common stock, with a Value of $40,000, which shall vest in full upon the earlier of: (i) the first anniversary of the date of grant, or (ii) the date of the next Annual Meeting (the “Vesting Date”); provided, however, that all vesting shall cease if the director ceases to have a Service Relationship prior to the Vesting Date, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Annual Awards shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant. All Annual Grants to Outside Directors pursuant to this Policy will be automatic and nondiscretionary.

Sale Event Acceleration: All outstanding Retainer Awards, Initial Awards and Annual Awards held by an Outside Director shall become fully vested and exercisable upon a Sale Event (as defined in the 2021 Plan).

Expenses

Subject to the Company’s Travel and Expense Guidelines as then in effect, the Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $1,000,000; provided, however, that such amount shall be

$1,250,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors (or such other limits as may be set forth in Section 3(b) of the 2021 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Additional Compensation

Subject to the director compensation limits set forth above and applicable law, the Board shall have the discretion to provide compensation to Outside Directors in addition to the compensation set forth in this Policy.

Revision History:

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Adopted November 16, 2021, subject to effectiveness of the Company’s Registration Statement on Form S-1 for its initial public offering.
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Amended and Restated: June 7, 2023
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Amended and Restated: June 5, 2024